Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (File Nos. 333-32901, 333-32901-99, 333-68357 and 333-89562) and Form S-3 (No. 333-106087) of PharmaNetics, Inc. of our report dated April 13, 2004 relating to the financial statements and financial statement schedule which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

April 13, 2004